Exhibit 15

FMC Technologies, Inc.

Quarterly Report

on Form 10-Q for

September 30, 2003

Letter re: Unaudited Interim Financial Information

FMC Technologies, Inc.

Chicago, Illinois

Re:	Registration Statements on Form S-8 (Nos. 333-62996, 333-76210, 333-76214 and 333-76216).

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated October 27, 2003 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Chicago, Illinois

November 12, 2003